Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered effective as of January 6, 2020, by and between Amplitude Healthcare Acquisition Corporation (the “Company”) and Vishal Kapoor (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company (the “Board”) has approved the Company entering into an employment agreement with the Executive;

WHEREAS, the Company has offered Executive the position of President of the Company;

WHEREAS, the Company would like enter into a formal agreement with the Executive to set forth the terms of Executive’s employment;

NOW THEREFORE, in consideration of the recitals and the mutual agreements herein set forth, the Company and the Executive agree as follows:

ARTICLE 1

EMPLOYMENT AND TERM

1.1 Employment. The Company hereby employs Executive and Executive accepts employment as President of the Company. As its President, Executive shall render such services to the Company as are customarily rendered by the President of comparable companies and as required by the articles and by-laws of Company. Executive will also be responsible for leading and supporting the Company’s efforts to complete a business combination with Amplitude, as described in the Company’s S-1. Executive accepts such employment and, consistent with fiduciary standards which exist between and employer and an employee, shall perform and discharge the duties commensurate with his position that may be assigned to him from time to time by the Company. Any and all prior employment agreements between the Company and Executive are hereby terminated and are of no further force and effect.

1.2 Employment At-Will. The term of Executive’s employment (“Term”) will not be for a definite period, but rather continue indefinitely until terminated in accordance with the terms and conditions of this Agreement. Executive shall provide fifteen (15) days’ notice prior to resigning from his employment with the Company.

1.3 Compensation and Benefits.

a. Executive shall be paid a base salary of $8,333.00 per month, less applicable withholdings.

b. Upon the successful closing of a business combination with the Company, Executive shall be eligible to receive a one-time bonus in the amount of (a) $550,000.00 (Five Hundred Fifty Thousand Dollars) if the underlying transaction is publicly announced on or before February 22, 2021, or (b) $300,000.00 (Three Hundred Thousand Dollars), if the underlying transaction is publicly announced after February 22, 2021. The one-time bonus is contingent on Executive remaining continuously employed with the Company through the date of the bonus payment. If Executive’s employment with the Company is terminated for reasons other than the reasons described in Section 2.1 of this Agreement, Executive will still be eligible to receive the one-time bonus if the target of the business combination was subject to a binding “letter of intent” or similar written agreement at the time of termination, subject to the requirements in Section 2.3 of this Agreement.

c. Executive shall be entitled to twenty (20) days of paid time off (PTO) for vacation, illness or personal business each full calendar year, beginning January 1, 2020.

d. Executive shall be eligible for fringe benefits offered by the Company. The Company may set the terms, amend or discontinue any benefit plan in its sole discretion in accordance with applicable law.

1.4 Executive’s Agreement with Amplitude Healthcare Holdings LLC. Executive will enter into a separate agreement with Amplitude Healthcare Holdings LLC (“Sponsor”) which will provide Executive with a grant of a membership interest in the Sponsor, subject to the terms and conditions contained therein.

ARTICLE 2

TERMINATION OF EMPLOYMENT AND SEVERANCE BENEFITS

2.1 Termination by the Company for Cause or Termination by the Executive without Good Reason, Death, or Disability. If the Executive’s employment is terminated by the Company for Cause, or if his employment with the Company ends due to death, “permanent and total disability” (within the meaning Section 22(e)(3) of Internal Revenue Code of 1986, as amended the “Code”), or due to a voluntary termination of employment by the Executive without Good Reason, then the Executive shall only be entitled to any earned but unpaid compensation as well as any other amounts or benefits owing to Executive under the terms of any employee benefit plan of the Company (the “Accrued Benefits”).

2.2 Termination by the Company without Cause or by the Executive for Good Reason. If the Executive’s employment with the Company is terminated by the Company without Cause or is voluntarily terminated by the Executive for Good Reason, then the Executive shall be entitled to the Severance Benefits as described in Section 2.3 herein as well as his Accrued Benefits.

2.3 Severance Benefits.

a. In the event that the Executive becomes entitled to receive severance benefits, as provided in Section 2.2 herein, the Company shall, unless already remitted to Executive, pay to Executive the “one-time bonus” described in Section 1.3 of this Agreement provided Executive has met the conditions precedent as described therein. Such severance shall be paid at the same time it would have been paid had the Executive’s employment not been terminated.

b. As a condition to receiving payments contemplated by this Article 2.3, within 30 days after the effective date of such termination Executive shall execute and deliver, and not have revoked a general release in the form attached hereto as Exhibit “A” (including, but not limited to, all matters relating to his employment with the Company) in favor of the Company and its affiliates in such form as the Company shall reasonably request. The Severance Benefits shall terminate and be immediately returnable to Company upon the Executive violating any of the provisions of Article III of this Agreement. Notwithstanding anything herein to the contrary, in the event such 30-day period falls into two (2) calendar years, the payments contemplated in this Article 2.3 shall not commence until the second calendar year and within the above-referenced 30-day period.

2.4 Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, without the Executive’s prior written consent: (i) a material diminution of Executive’s duties or responsibilities, (ii) a material reduction in Executive’s Compensation or Benefits, (iii) a relocation of the Executive’s primary place of employment to a location more than sixty (60) miles from the location at which the Executive was performing the Executive’s duties immediately prior to such relocation, (iv) any requirement that the Executive report to anyone other than the Board and the Chief Executive Officer, or (v) any material breach of this Agreement. However, none of the foregoing events or conditions will constitute Good Reason unless: (x) the Executive provides the Company with written objection to the event or condition within 30 days following the occurrence thereof, (y) the Company does not reverse or cure the event or condition within 30 days of receiving that written objection, and (z) the Executive resigns his employment within 30 days following the expiration of that cure period.

2.5 Cause. For purposes of this Agreement, “Cause” shall be deemed to exist upon any of the following events: (i) the Executive’s conviction of, or plea of nolo contendere, to a felony, (ii) the Executive’s continued substance abuse or insobriety, (iii) failure to substantially perform Executive’s essential job functions; (iv) failure of Executive to adhere to directives of the Board, (v) Executive’s material misconduct or gross negligence, (vi) a material violation of any Company policy, or (v) any material breach of this Agreement. The Board must provide 30 days’ written notice of its intent to terminate the Executive’s employment for Cause. Prior to being terminated for Cause, the Executive shall have 30 days following the receipt of such written notice to cure any curable event that would otherwise constitute Cause.

ARTICLE 3

RESTRICTIVE COVENANTS

3.1 Covenant not to Solicit. Executive agrees that, for a period of one (1) year following his termination of employment with the Company, Executive will not (i) directly or indirectly solicit for employment or employ any person who is or was employed by the Company within (6) six months prior to his termination date, in any business in which the Executive has a material interest, direct or indirect, as an officer, partner, shareholder or beneficial owner, or (ii) directly or indirectly solicit for employment or employ any person who is or was employed by any business with which the Company engages in a business combination. Further, Executive will not assist any other person or entity, in hiring or soliciting such employees, even if Executive does not have a material interest or is an officer, partner, shareholder or owner. This Section 3.1 shall not prohibit Executive from soliciting or hiring any person who responds to a general advertisement or solicitation that is not specifically directed at such employees.

3.2 Confidentiality and Nondisclosure. The Executive will not use or disclose to any individual or entity any Confidential Information (as defined below) except (i) in the performance of Executive’s duties for the Company, (ii) as authorized in writing by the Company, or (iii) as required by subpoena or court order, provided that, prior written notice of such required disclosure is provided to the Company and, provided further that all reasonable efforts to preserve the confidentiality of such information shall be made. As used in this Agreement, “Confidential Information” shall mean information that (i) is used or potentially useful in the business of the Company, (ii) the Company treats as proprietary, private or confidential, and (iii) is not generally known to the public. “Confidential Information” includes, without limitation, information relating to the Company’s products or services, marketing, selling, customer lists, call lists, customer data, memoranda, notes, records, plans, trade secrets, research and development data, sources of supply and material, operating and cost data, financial information, personal information and information contained in manuals or memoranda. “Confidential Information” also includes proprietary and/or confidential information of the Company’s customers, suppliers and trading partners who may share such information with the Company pursuant to a confidentiality agreement or otherwise. The Executive agrees to treat all such customer, supplier or trading partner information as “Confidential Information” hereunder. The foregoing restrictions on the use or disclosure of Confidential Information shall continue after Executive’s employment terminates for any reason for so long as the information is not generally known to the public. Nothing in this Agreement prohibits Executive from disclosing a Company trade secret (i) in confidence to a Federal, State, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Moreover, if Executive files a lawsuit for retaliation by an employer for reporting a suspected violation of law, Executive may disclose a Company trade secret to the Executive’s attorney and use the trade secret information in the court proceeding if Executive files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

3.3 Work Product and Copyrights. Executive agrees that all right, title and interest in and to the materials resulting from the performance of Executive’s duties at Company and all copies thereof, including works in progress, in whatever media, (“Work”), will be and remain in Company upon their creation. Executive will mark all Work with Company’s copyright or other proprietary notice as directed by Company. Executive further agrees:

a. To the extent that any portion of the Work constitutes a work protectable under the copyright laws of the United States (the “Copyright Law”), that all such Work will be considered a “work made for hire” as such term is used and defined in the Copyright Law, and that Company will be considered the “author” of such portion of the Work and the sole and exclusive owner throughout the world of copyright therein; and

b. If any portion of the Work does not qualify as a “work made for hire” as such term is used and defined in the Copyright Law, that Executive hereby assigns and agrees to assign to Company, without further consideration, all right, title and interest in and to such Work or in any such portion thereof and any copyright therein and further agrees to execute and deliver to Company, upon request, appropriate assignments of such Work and copyright therein and such other documents and instruments as Company may request to fully and completely assign such Work and copyright therein to Company, its successors or nominees, and that Executive hereby appoints Company as attorney-in-fact to execute and deliver any such documents on Executive’s behalf in the event Executive should fail or refuse to do so within a reasonable period following Company’s request.

3.4 Non-Disparagement. The Executive will not at any time during his employment with the Company, or after the termination of his employment with the Company, directly or indirectly (i) disparage, libel, defame, ridicule or make negative comments regarding, or encourage or induce others to disparage, libel, defame, ridicule or make negative comments regarding, the Company, or any of the Company’s officers, directors, employees or agents, or the Company’s products, services, business plans or methods; or (ii) engage in any conduct or encourage or induce any other person to engage in any conduct that is in any way injurious or potentially injurious to the reputation or interests of the Company or any of the Company’s, officers, directors, employees or agents.

3.5 Covenant not to Compete. Executive agrees not to become an employee, officer, director, or consultant of any other blank check company with a class of securities registered under the Securities Exchange Act of 1934, as amended, unless the Company has failed to complete a business combination within 24 months after the closing of the Public Offering. Such restriction does not preclude any position as an officer or director of another blank check company held on the date hereof. For the avoidance of doubt, Executive is allowed to become an employee, officer or director of another blank check company upon the Company entering into a definitive agreement with respect to a business combination. Executive further agrees for a period of six (6) months following Executive’s termination of employment with the Company not to become an employee, officer, director, or consultant of any business seeking to acquire or merge with a business that was subject to a binding “letter of intent” or similar written agreement at the time of termination. Executive further agrees that he will not, without the prior express written consent of the Company (i) use for the benefit Executive or a third party, (ii) use for the detriment of the Company, or (iii) disclose to any third party (unless required by law or governmental authority), any information regarding a potential business acquisition target of the Company that is not generally known by persons outside of the Company, the Sponsor, or their respective affiliates.

3.6 Restrictions Reasonable. Executive acknowledges that the restrictions under this Article III are substantial, and may effectively prohibit him from working for a period of one year in the field of his experience and expertise. Executive further acknowledges that he has been given access and shall continue to be given access to all of the Confidential Matters and trade secrets described above during the course of his employment, and therefore, the restrictions are reasonable and necessary to protect the competitive business interests and goodwill of the Company and do not cause Executive undue hardship.

3.7 Survival of Restrictive Covenants. Executive’s obligations under this Agreement shall survive Executive’s termination of employment with the Company and the termination of this Agreement.

3.8 Equitable Relief. Executive hereby acknowledges and agrees that the Company and its goodwill would be irreparably injured by, and that damages at law are an insufficient remedy for, a breach or violation of the provisions of this Agreement, and agrees that the Company, in addition to other remedies available to it for such breach shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining Executive from any actual breach of the provisions hereof, and that the Company’s rights to such equitable relief shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

3.9 Return of Company Property. Upon termination of employment or upon request of the Company, Executive shall deliver to the Company all property, documents and materials pertaining to the Company’s business including, but not limited to, memoranda, notes, records, drawings, manuals, disks, copies, representations, extracts, summaries and analyses, and any other property, documents or media of the Company, and all equipment belonging to the Company, including but not limited to corporate cards, access cards, office keys, office equipment, laptop and desktop computers, cell phones and other wireless devices, thumb drives, zip drives and all other media storage devices.

3.10 Future Cooperation. The parties agree that certain matters in which Executive will be involved during his employment may necessitate Executive’s cooperation in the future. Accordingly, following the termination of Executive’s employment for any reason, to the extent reasonably requested by the Company, Executive shall cooperate with the Company in connection with matters arising out of Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of Executive’s other activities. The Company shall reimburse Executive for reasonable expenses incurred in connection with such cooperation.

ARTICLE 4

MISCELLANEOUS

4.1 Entire Agreement. This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof.

4.2 Prior Agreement. This Agreement supersedes and replaces any prior oral or written employment or severance agreement between the Executive and the Company.

4.3 Subsidiaries. Where appropriate in this Agreement, the term “Company” shall also include any direct or indirect subsidiaries of the Company.

4.4 Compliance with Code Section 409A.

a. It is the intention of both the Company and Executive that the benefits and rights to which Executive could be entitled pursuant to this Agreement comply with Section 409A of the Internal Revenue Code, and its implementing regulations and guidance (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention.

b. If and to the extent required to comply with any payment or benefit required to be paid under this Agreement on account of termination of Executive’s employment, service (or any other similar term) shall be made only in connection with a “separation from service” with respect to Executive within the meaning of Section 409A.

c. In the event that the Executive is a “specified employee” (as described in Section 409A), and any payment or benefit payable pursuant to this Agreement constitutes deferred compensation subject to the six-month delay requirement described in Section 409A(2)(b), then no such payment or benefit shall be made before six months after the Executive’s “separation from service” (as described in Section 409A) (or, if earlier, the date of the Executive’s death). Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

d. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

4.5 Severability. It is mutually agreed and understood by the parties that should any of the restrictions and covenants contained in Article III be determined by any court of competent jurisdiction to be invalid by virtue of being vague, overly broad, unreasonable as to time, territory or otherwise, then the Agreement shall be amended retroactive to the date of its execution to include the terms and conditions which such court deems to be reasonable and in conformity with the original intent of the parties and the parties hereto consent that under such circumstances, such court shall have the power and authority to determine what is reasonable and in conformity with the original intent of the parties to the extent that such restrictions and covenants are enforceable. In the event any other provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

4.6 Modification. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company on the Company’s behalf, or by the respective parties’ legal representations and successors.

4.7 Dispute Resolution. All disputes regarding this agreement and/or Executive’s employment with the Company shall resolved by arbitration to be administered by the American Association of Arbitration in New York, New York in accordance with the AAA’s “Employment Arbitration Rules and Mediation Procedures.” Unless otherwise agreed, the prevailing party will be entitled to its costs and reasonable attorneys’ fees incurred in any litigation or dispute relating to the interpretation or enforcement of this Agreement. Judgment on the award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. There is no right or authority for any claims subject to this arbitration policy to be arbitrated on a class or collective action basis or on any basis involving claims brought in a purported representative capacity on behalf of any other person or group of people similarly situated. Such claims are prohibited. Furthermore, claims brought by or against either the Executive or Company may not be joined or consolidated in the arbitration with claims brought by or against any other person or entity unless otherwise agreed to in writing by all parties involved.

4.8 Governing Law. To the extent not preempted by the laws of the United States, the terms and provisions of this agreement are governed by and shall be interpreted in accordance with, the laws of the state of New York, without giving effect to any choice of law principles, except that the “Dispute Resolution” provision above shall be governed solely by the Federal Arbitration Act.

4.9 Legal Fees and Expenses. The prevailing party any arbitration to enforce the terms of this Agreement shall be entitled to recover reasonable costs and expenses, including attorneys’ fees.

4.10 Costs and Fees Related to Negotiation and Execution of Agreement. Each party shall be responsible for the payment of its own costs and expenses, including legal fees and expenses, in connection with the negotiation and execution of this Agreement.

4.11 Successors and Assigns. This Agreement shall inure to the benefit of and be enforceable by the Company’s successors and/or assigns. This Agreement shall not be assignable by Executive.

4.12 Headings/References. The headings in this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

4.13 Notices. Any notice, request, instruction, or other document to be given hereunder shall be in writing and shall be deemed to have been given: (a) on the day of receipt, if sent by overnight courier; (b) upon receipt, if given in person; (c) five days after being deposited in the mail, certified or registered mail, postage prepaid, and in any case addressed as follows:

If to the Company:

1177 Avenue of the Americas, Floor 40

New York, NY 10036

Attn: Chairperson, Board of Directors

With a copy that shall not constitute notice to:

Stuart Neuhauser, Esq.

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

If to the Executive:

10 Strong Place, Apt. 1

Brooklyn, NY 11231

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

4.14 Representation of Executive. Executive represents and warrants to Company that Executive is free to enter into this Agreement and has no contract, commitment, arrangement or understanding to or with any party that restrains or is in conflict with Executive’s performance of the covenants, services and duties provided for in this Agreement, and does not contravene the terms of any statute, law, or regulation to which Executive is subject. Executive agrees to indemnify Company and to hold it harmless against any and all liabilities or claims arising out of any unauthorized act or acts by Executive that, the foregoing representation and warranty to the contrary notwithstanding, are in violation, or constitute a breach, of any such contract, commitment, arrangement or understanding.

IN WITNESS WHEREOF, the parties have executed this Agreement on this 6th day of January 2020.

AMPLITUDE HEALTHCARE
ACQUISITION CORPORATION

By:	/s/ Bala Venkataraman
Name:	Bala Venkataraman
Title:	Chief Executive Officer

/s/ Vishal Kapoor
Vishal Kapoor

EXHIBIT A

FORM OF RELEASE

GENERAL RELEASE OF CLAIMS

1. ________________ (“Executive”), for himself and his family, heirs, executors, administrators, legal representatives and their respective successors and assigns, in exchange for the Severance Benefits, as defined under the Executive Employment Agreement made and entered effective as of the ___ day of ______________, by and between Amplitude Healthcare Acquisition Corporation [or its successor], (the “Company”) and ____________ (the “Executive”), to which this release is attached as Exhibit A (the “Employment Agreement”), does hereby release and forever discharge the Company, its subsidiaries, affiliated companies, successors and assigns, and its current or former directors, officers or shareholders in such capacities (collectively with the Company, the “Released Parties”) from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown including, but not limited to, all claims under any applicable laws arising under or in connection with Executive’s employment or termination thereof, whether for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, or defamation or injuries incurred on the job or incurred as a result of loss of employment, including but not limited to any claims arising under Section 120 of New York Worker’s Compensation law; the National Labor Relations Act, 29 U.S.C. §151 et seq.; the Fair Labor Standards Act, 29 U.S.C. §201, et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001 et seq.; the Civil Rights Acts of 1964 and 1991, 42 U.S.C. §2000e et seq.; the Civil Rights Act of 1866, 42 U.S.C. §1981 et seq.; the Rehabilitation Act of 1973, 29 U.S.C. §701 et seq.; the Equal Pay Act of 1963, 29 U.S.C. §206(d); the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.; the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq.; the Consolidated Omnibus Budget Reconciliation Act of 1985, I.R.C. § 4980B; the Genetic Information Nondiscrimination Act, 42 U.S.C. § 2000ff; the Sarbanes-Oxley Act of 2002, 18 U.S.C. §1514A, et seq., the Dodd-Frank Wall Street Reform and Consumer Protection Act, Pub Law. No. 111-203; the New York State Human Rights Law, New York Executive Law § 290 et seq.; the New York City Human Rights Law, Title 8, Chapter 1 of the Administrative Code of the City of New York; the New York State Civil Rights Law, Civil Rights Law § 40 et seq.; the New York Equal Pay Law, Labor Law §§ 194-198; the New York Whistleblower Law, Labor Law § 740; the New York Workers’ Compensation Law, Workers’ Compensation Law § 1 et seq.; the New York City Earned Safe and Sick Time Act; the New York Paid Family Leave Benefit Law; the New York occupational safety and health laws; the New York wage hour and wage-payment laws; and/or any other federal, state or local statute, law, ordinance, regulation or order, or the common law, or any self-regulatory organization rule or regulation (“Release”).

Executive acknowledges that the Company encouraged him to consult with an attorney of his choosing prior to executing this General Release. Notwithstanding anything in this paragraph 1 to the contrary, this General Release of Claims shall not apply to (i) any rights to receive any payments or benefits to which Executive is entitled under COBRA, the Employment agreement or any other compensation or employee benefit plans in which Executive is eligible to participate at the time of execution of this General Release of Claims, (ii) any rights or claims that may arise as a result of events occurring after the date this General Release of Claims is executed, (iii) any indemnification and advancement rights Executive may have as a former employee, officer or director of the Company or its subsidiaries or affiliated companies including, without limitation, any rights arising pursuant to the articles of incorporation, bylaws and any other organizational documents of the Company or any of its subsidiaries, (iv) any claims for benefits under any directors’ and officers’ liability policy maintained by the Company or its subsidiaries or affiliated companies in accordance with the terms of such policy, and (v) any rights as a holder of equity securities of the Company (clauses (i) through (v), the “Reserved Claims”).

2. Executive represents that he has not filed against the Released Parties any complaints, charges, or lawsuits arising out of his employment, or any other matter arising on or prior to the date of this General Release of Claims other than Reserved Claims, and covenants and agrees that he will never individually or with any person file, or commence the filing of any lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by Executive pursuant to paragraph 1 hereof (a “Proceeding”); provided, however, Executive shall not have relinquished his right to (i) file a charge with an administrative agency or take part in any agency investigation or (ii) commence a Proceeding pursuant to the Reserved Claims. Executive does agree, however, that he is waiving his right to recover any money in connection with such an investigation or charge filed by him or by any other individual, or a charge filed by the Equal Employment Opportunity Commission or any other federal, state or local agency, except as prohibited by law.

3. Executive hereby acknowledges that the Company has informed him that he has up to twenty-one (21) days to sign this General Release of Claims and he may knowingly and voluntarily waive that twenty-one (21) day period by signing this General Release of Claims earlier. Executive also understands that he shall have seven (7) days following the date on which he signs this General Release of Claims within which to revoke it by providing a written notice of his revocation to the Company.

4. Executive acknowledges that this General Release of Claims will be governed by and construed and enforced in accordance with the internal laws of the laws of New York, without giving effect to any choice of law principles.

5. Executive acknowledges that he has read this General Release of Claims, that he has been advised that he should consult with an attorney before he executes this general release of claims, and that he understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.

6. This General Release of Claims shall take effect on the eighth day following Executive’s execution of this General Release of Claims unless Executive’s written revocation is delivered to the Company within seven (7) days after such execution.

EXECUTIVE

/s/ Vishal Kapoor
Vishal Kapoor

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